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                                                   Exhibit 8.1





August 31, 1998


BT Financial Corporation
551 Main Street
Johnstown, PA 15901

Re: Opinion on Certain Tax Matters


Ladies & Gentlemen:


     You have requested our opinion regarding certain Federal income tax consequences of a transaction (the "Merger") in which Peoples National Bank of Rural Valley ("Rural Valley"), will merge into Laurel Bank, a wholly-owned subsidiary of BT Financial Corporation ("BT Financial"). In the Merger, each outstanding share of Rural Valley Common Stock, except Dissenters' Shares, will be converted into the right to receive that number of shares of BT Financial Common Stock having a Market Value of $315.00 (the "Exchange Ratio"). For such purposes: (1) the "Market Value" of BT Financial Common Stock will be equal to the average closing price per share of BT Financial Common Stock on the NASDAQ National Market as reported in the Wall Street Journal for the twenty (20) consecutive trading days ending on the fifth trading day immediately preceding the Closing Date (the "Valuation Period"); and (2) the number of BT Financial Common Stock shares issuable will be determined by dividing $315.00 by the Market Value of BT Financial Common Stock and rounding to the nearest one-hundredth.

     In rendering this opinion, we have reviewed the Amended Agreement and Plan of Reorganization, dated as of August 26, 1998 (the "Merger Agreement"), by and among BT Financial, Laurel Bank and Rural Valley, the Proxy Statement/ Prospectus included in the Amended Registration Statement on Amendment No. 1 to Form S-4 to be filed by BT Financial with the Securities and Exchange Commission on or about September 3, 1998 (the "Proxy Statement/Prospectus") and such other documents as we have deemed necessary or appropriate for purposes of this opinion. We have assumed, without independent verification, the genuineness of all signatures and the authenticity of all documents submitted to us. As to various matters of fact material to this opinion, we have relied upon certificates of officers of Rural Valley, Laurel Bank and BT Financial. Our opinion is based on the facts described below and in the above-mentioned officers' certificates and other relevant facts set forth in the Merger Agreement which are incorporated herein as fully as though set forth herein.


     All capitalized terms not otherwise defined herein have the meanings given such terms in the Proxy Statement/Prospectus.

     For purposes of this opinion, we have assumed that the Merger will be consummated as of [the date of this opinion] pursuant to the terms and conditions set forth in the Merger Agreement. In addition, we have assumed the existence of the following facts, which we understand will be confirmed to us in writing by officers of BT Financial and Laurel Bank and Rural Valley. We have neither investigated nor verified the accuracy of any of the assumptions upon which this opinion is based.

     1. (i) Neither Rural Valley, nor any corporation that is related to Rural Valley, has acquired, or has any present plan or intention to acquire, any shares of stock of Rural Valley ("Rural Valley Common Stock") in contemplation of the Merger, or otherwise as part of a plan of which the Merger is apart.
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Neither BT Financial, nor any corporation that is related to BT Financial, has a present plan or intention to purchase Rural Valley Common Stock, other than as expressly contemplated by the Merger Agreement. BT Financial has no present plan or intention following the Merger, to reacquire or to cause any corporation that is related to BT Financial to acquire any common stock of BT Financial ("BT Financial Common Stock"). No corporation that is related to BT Financial has a present plan or intention to purchase any BT Financial Common Stock.



          (ii) For purposes of this opinion letter, two corporations shall be treated as related to one another if immediately prior to or immediately after the Merger, as the case may be, (a) the corporations are members of the same affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), but determined without regard to Section 1504(b) of the Code, or (b) one corporation owns 50% or more of the total combined voting power of all classes of stock of the other corporation that are entitled to vote or 50% or more of the total value of shares of all classes of stock of the other corporation (applying the attribution rules of Section 318 of the Code, as modified pursuant to Section 304(c)(3)(B) of the Code).

     2. Rural Valley has not made, and does not have any present plan or intention to make, any distributions (other than the dividends made in the ordinary course of business) prior to, in contemplation of, or otherwise in connection with the Merger.

     3. In connection with the Merger, Rural Valley will transfer to Laurel Bank at least 90% of the fair market value of the net assets and at lease 70% of the fair market value of the gross assets that Rural Valley held immediately prior to the Merger. For purposes of this representation, amounts paid by Rural Valley to dissenters or other shareholders who receive cash or other property, Rural Valley assets used to pay its reorganization expenses and all redemptions and distributions made by Rural Valley (other than dividends made in the ordinary course of business) immediately preceding, or in contemplation of, the Merger will be included as assets of Rural Valley prior to the Merger.

     4. Except as provided in the Merger Agreement, immediately prior to the time of the Merger, Rural Valley will not have any outstanding warrants, options, convertible securities or other type of right pursuant to which any person could acquire stock of Rural Valley.

     5. Neither BT Financial or Laurel Bank (nor any other subsidiary of BT Financial) has acquired any shares of stock of Rural Valley in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

     6. Prior to the Merger, BT Financial will own all of the capital stock of Laurel Bank. No capital stock of Laurel Bank will be issued in the Merger. BT Financial has no plan or intention to cause Laurel Bank to issue additional shares of its stock that would result in BT Financial owning less than all the capital stock of Laurel Bank after the Merger.

     7. BT Financial has no present plan or intention to make any distributions after the Merger to holders of BT Financial Common Stock (other than dividends made in the ordinary course of business).

     8. BT Financial has no plan or intention, following the Merger, to liquidate Laurel Bank, to merge Laurel Bank with and into another corporation, to sell or otherwise dispose of any of the stock of Laurel Bank, to cause Laurel Bank to distribute to BT Financial or any of its subsidiaries (other than Laurel
Bank) any assets of Rural Valley or the proceeds of any borrowings incurred by Laurel Bank, or to cause Laurel Bank to sell or otherwise dispose of any of the assets of Rural Valley acquired in the Merger, except for dispositions of such assets in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

     Based solely upon the facts and representations set forth above, subject to the foregoing, and assuming the Merger would be consummated on the date of this letter but otherwise in accordance with the Merger Agreement, it is our opinion that:



     1.   The Merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A) of the Code, and BT Financial and Rural Valley will each be a "party to a reorganization" within the meaning of 368(b) of the Code.

     2. No gain or loss will be recognized by BT Financial or Rural Valley as a result of the Merger.
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     3.   No gain or loss will be recognized by any Rural Valley shareholder upon the exchange of that shareholder's shares of Rural Valley Common Stock for shares of BT Financial Common Stock pursuant to the Merger.

     4. A Rural Valley shareholder who dissents from the proposed Merger and receives solely cash in exchange for that shareholder's shares of Rural Valley Common Stock will be treated as having received that cash as a distribution in redemption of those shares subject to the provisions and limitations of Section 302 of the Code. If the distribution is eligible for treatment as a distribution in redemption of that shareholder's shares, that shareholder will have gain to the extent of the consideration received less that shareholder's adjusted basis in those shares.

     This opinion is based on the Code, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above. This opinion does not address any tax considerations under foreign, state or local laws, or the tax considerations to certain Rural Valley or BT Financial shareholders in light of their particular circumstances, including persons who are not United States persons or who are resident aliens, life insurance companies, dealers in securities, tax exempt entities, shareholders who receive shares of Rural Valley or BT Financial Common Stock through the exercise of employee stock options or through other compensation arrangements, or shareholders who do not hold Rural Valley or BT Financial Common Stock as "capital assets" within the meaning of
Section 1221 of the Code.

     Because the federal income tax consequences discussed above depend upon each of the Rural Valley or BT Financial shareholder's particular tax status, each shareholder should consult the shareholder's own tax adviser for advice on the tax consequences of the Merger to the shareholder.

     This letter is not to be quoted in whole or in part, nor filed with any other governmental agency or any other person, without the prior written consent of this firm.

     We hereby consent to the filing of this option as Exhibit 8.1 to the Registration Statement and to the reference to our firm in the Proxy Statement/Prospectus that is part of the Registration Statement.

                              Very truly yours,

                              /s/ Pepper Hamilton LLP